Exhibit (a)(1)(xiii)

August 2, 2009

Raz Itzkovitch CPA (Legalist)

Professional Unit

Israeli Tax Authority

125 Menachem Begin St.

Kiryat Ha- Memshala, Tel Aviv

Re:    Agreed Tax Ruling dated July 30, 2009 –eBay Inc. Repricing and Changing

Employee Options Plan

In accordance with Section 3.12 to the agreed tax ruling dated July 30, 2009 – eBay Inc. “Repricing and Changing Employee Options Plan” (“the Tax Ruling”), the undersigned employee, declares herein that he/she has understood the Tax Ruling and that he/she is obligated to implement all the conditions of the Tax Ruling, and will not request to change and/or cancel and/or replace the Tax Ruling in another agreement.

Employee	ID number	Date	Signature